EXHIBIT 11

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

  Statement Re:  Computation of Basic and Diluted Earnings Per
                        Share (Unaudited)

                                Three Months         Year Ended
(In thousands, except per     Ended December 31,    December 31
  share data)
                               1999     1998       1999      1998
                               ____     ____       ____      ____

BASIC EARNINGS PER SHARE

  Net Income                   $ 7,084  $ 6,130    $27,172   $23,349
                               =======  =======    =======   =======

  Weighted average shares       13,708   13,770     13,732    13,703
   outstanding                 =======  =======    =======   =======

  Basic earnings per share     $   .52  $   .45    $  1.98   $  1.70
                               =======  =======    =======   ========

DILUTED EARNINGS PER SHARE

  Weighted average number of    13,708   13,770     13,732   13,703
  shares outstanding

  Net  effect of  dilutive
  stock options, based on the
  treasury stock method              4        1          4        1
                               _______  _______    _______   ______

  Total diluted shares used
   in computation               13,712   13,771     13,736   13,704
                               =======  =======    =======  =======

  Diluted earnings per share   $   .52  $   .44    $  1.98  $  1.70
                               =======  =======    =======  ========



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